Exhibit 10.4

EMPLOYMENT AGREEMENT

This Agreement, dated as of August 22, 2003, is between Interactive Health, Inc., a Delaware corporation, (together with its subsidiaries whether currently existing or hereafter acquired or formed, “IH”), and Hans Dehli (“Executive”).  IH and Executive agree to the following terms and conditions of employment.

1.                                       PERIOD OF EMPLOYMENT.  IH shall continue to employ Executive to render services to IH in the position and with the duties and responsibilities described in Section 2 for the period commencing on the date of this Agreement and ending on the date three (3) years after the date hereof (such period, the “Period of Employment”); provided that the Period of Employment shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one (1) year periods beginning on the date three years after the date hereof, unless either party shall have given the other party written notice of the election not to renew the Period of Employment at least ninety (90) days prior to any such renewal date (the “Non-Renewal Notice”), such procedure to be followed in each successive period; provided further that the Period of Employment is subject to early termination as provided in Section 4 hereof.

2.                                       POSITION AND RESPONSIBILITIES.

(a)                                  Position.  During the Period of Employment, Executive shall serve as Vice President—Research and Development of IH, and in such other executive capacities as may be requested from time to time by the Board of Directors of IH (the “Board”) or a duly authorized committee thereof.  Executive shall perform such duties as are customarily associated with his position, consistent with the Bylaws of IH and as reasonably required by the Board.  Executive shall render such other services for IH and its Affiliates as IH may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for IH and with Executive’s experience.  An “Affiliate” shall include any person or entity that directly or indirectly controls, is controlled by, or is under common control with IH, any successor entity, and any assignees of IH (but, for the avoidance of doubt, the term “Affiliate” as used herein shall specifically exclude any so-called “portfolio companies” of Whitney & Co., LLC other than IH and its subsidiaries).

(b)                                 Full Time and Best Efforts.  During the Period of Employment, Executive shall devote his best efforts and full-time attention to the performance of his duties.  Executive shall be subject to the direction of IH, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered.  Executive shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

(c)                                  Other Activity.  Except with the prior written consent of IH, during the Period of Employment Executive shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with IH, that might create a conflict of interest with IH, or that otherwise might interfere with the business of IH, or any Affiliate or that might interfere with the performance of Executive’s duties hereunder.

(d)                                 Company Policies.  The employment relationship between the parties shall be governed by the general employment policies and practices of IH, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with IH’s general employment policies or practices, this Agreement shall control.

3.                                       COMPENSATION AND BENEFITS.

(a)                                  Base Salary.  In consideration of the services to be rendered under this Agreement, IH shall pay Executive One Hundred Eighty Thousand Dollars ($180,000) per year (“Base Salary”), payable bi-weekly (i.e., once every two weeks), pursuant to the procedures regularly established, and as they may be amended, by IH in its sole discretion, during the Period of Employment.  All compensation and comparable payments to be paid to Executive under this Agreement shall be less withholdings required by law.  The Base Salary will be reviewed by and shall be subject to upward adjustment at the sole discretion of the Board each year during the term of this Agreement.

(b)                                 Bonus.  Executive will be eligible to receive an annual bonus (the “Bonus”) for each calendar year during the Period of Employment at the discretion of the Compensation Committee of the Board and the Chief Executive Officer of IH.  The Bonus payable in respect of any given year during the Period of Employment shall be paid within 30 days following the delivery of IH’s annual audited financial statements for such year (and in any event no later than March 31 in any such following year).  Except as specifically provided in Section 4 hereof, if Executive’s employment with IH shall terminate for any reason whatsoever prior to the end of any calendar year, Executive shall not be entitled to a Bonus for such calendar year.

(c)                                  Benefits.  Executive shall be entitled to vacation leave in accordance with IH’s standard policies.  As Executive becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans specified in IH’s policies and generally made available to similarly situated employees of IH.  Executive’s eligibility to receive benefits under any such benefit plan, and the amount and extent of benefits to which Executive is entitled under such benefit plan, shall be governed by the specific benefit plan, as amended by the IH from time to time.  Executive also shall be entitled to any benefits or compensation tied to termination of employment as described in Section 4.  IH reserves the right, in its sole discretion, to adjust Executive’s benefits provided under this Agreement.  No statement concerning benefits or compensation to which Executive is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination.

(d)                                 Expenses.  IH shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties, in accordance with IH’s policies, as they may be amended in IH’s sole discretion and subject to IH’s requirements with respect to reporting and documentation of such expenses.

(e)                                  Direct Investment.  Concurrent with the execution of this Agreement, IH shall issue and sell, and Executive shall purchase, such number of shares (“Preferred Shares”) of IH’s Series A Convertible Preferred Stock, $.001 par value per share (“Convertible Preferred Stock”) as shall have an aggregate purchase price of Three Hundred Thousand Dollars ($300,000), on the terms and conditions set forth in that certain Securities Purchase Agreement of even date herewith (the “Securities Purchase Agreement”) among IH, Interactive Health LLC, J.H. Whitney Mezzanine fund, L.P., J.H. Whitney Private Debt Fund, L.P., GreenLeaf Capital, L.P., Whitney V, L.P. and certain other executives of IH.

(f)                                    Nonqualified Stock Options.

(1)                                  As additional compensation for his services hereunder, promptly after the date of Closing but no later than November 1, 2003, IH shall grant to Executive pursuant to a Stock Option Plan to be adopted by IH (the “Plan”) the following stock options (each, an “Option”) to purchase shares (“Option Shares”) of Common Stock, $.01 par value per share, of IH (the “Common Stock”) at the exercise price per share set forth herein (the “Exercise Price”), subject to the terms, definitions and provisions of this Agreement and the Plan:

(A)                              an Option to purchase 50,686 shares of Common Stock at an Exercise Price equal to $10.00 per share;

(B)                                an Option to purchase 25,343 shares of Common Stock at an Exercise Price equal to $20.00 per share;

(C)                                an Option to purchase 25,343 shares of Common Stock at an Exercise Price equal to $30.00 per share.

(2)                                  The Options are not intended to qualify as Incentive Stock Options as defined in Section 422 of the Code (as defined in the Plan).  So long as the Period of Employment has not terminated, each Option shall vest in accordance with the following schedule:  20% of the number of Option Shares issuable upon the exercise thereof shall vest on the one-year anniversary of the date of grant of such Option (the “Vesting Commencement Date”) and the remaining Option Shares issuable upon the exercise of such Option shall vest in 16 equal quarterly installments commencing on the date that is fifteen months after the Vesting Commencement Date and continuing and the end of each three month period thereafter.  Vesting of all Options shall cease at such time as the Period of Employment terminates or expires for any reason whatsoever.  One half of each unvested installment of each Option shall automatically vest on the date that an Organic Transaction shall occur (provided that Executive remains employed by IH on such date of occurrence of the Organic Transaction), and the balance of each such installment shall remain subject to the vesting schedule set forth above.  For purposes of this Agreement, “Organic Transaction” means (x) the sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets of IH, taken as a whole, (y) any merger, consolidation or other business combination or refinancing or recapitalization (other than by reason of a sale by the Company of its Common Stock pursuant to a registration statement on Form S-l or otherwise under the Securities Act of 1933, as amended) that results in the holders of the issued and outstanding voting securities of IH immediately prior to such transaction beneficially owning or controlling less than a majority of the outstanding voting securities of the continuing or surviving entity immediately following such transaction, and/or (z) any person or persons acting together or which would constitute a “group” for the purposes of Section 13(d) of the Exchange Act, together or with any Affiliates thereof, other than any of the holders of the Common Stock and the holders of the Convertible

Preferred Stock, as of the date on which the first share of Convertible Preferred Stock is issued, and their respective Affiliates, “beneficially owning” (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of the members of the Board of IH.

(3)                                  Upon termination or expiration of the Period of Employment pursuant to Section 4, all vesting of the Options shall cease and Executive (or, in the case of termination pursuant to Section 4(d), his estate or a person who acquired the right to exercise the Options by bequest or inheritance) may, but only within ninety (90) days after such date of termination or expiration (and in no event later than the expiration date of an Option), exercise any or all of Executive’s Options to the extent Executive was entitled to exercise any or all such Options at such date of termination or expiration, but only as to the number of Option Shares of any such Option that have become vested on such date in excess of the number of Option Shares for which any such Option has theretofore been exercised.  To the extent that Executive was not entitled to exercise any Option on the date of termination, or does not exercise such an Option to the extent so entitled within the time specified in this Section 3(f)(3), the Option shall terminate.  All Options not exercised prior to the tenth (10th) anniversary of the date of grant thereof shall then expire.

(4)                                  Executive may exercise an Option to the extent that it has vested by delivering written notice to IH approved for such purpose by IH, which shall state the election to exercise the Option, the number of Option Shares in respect of which the Option is being exercised, and such other representations and agreements as to Executive’s investment intent with respect to the Option Shares as may be required by IH pursuant to the provisions of the Plan or otherwise.  Such written notice shall be signed by Executive (and, if Executive is married, Executive’s spouse) and shall be delivered in person or by certified mail to the Secretary of IH.  The written notice shall be accompanied by payment of the Exercise Price and any applicable withholding tax obligation.  No Option Shares will be issued pursuant to the exercise of an Option unless such issuance and exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Options Shares may then be listed.

(5)                                  The Options to be granted pursuant hereto will be subject to, and Executive agrees to be bound by, all of the terms and provisions of the Plan as the same may be adopted by the Company or may be amended from time to time in accordance with the terms thereof, and shall in all respects be interpreted in accordance therewith.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling.  The Committee (as defined in the Plan) shall interpret and construe the Plan and this Agreement with respect to Options granted hereunder, and any action, decision, interpretation or determination made in good faith by the Committee shall be final and binding on IH and Executive.  In addition, such Options will be subject to terms as determined by the Committee.

(6)                                  Except as set forth above in paragraph 3(f)(5), unless required to comply with applicable law or exchange requirements, no amendment of the Plan adopted after the date of grant of the Options shall be effective as to the Options without Executive’s consent insofar as it may adversely affect his rights hereunder.  The Committee in its discretion may amend this

Section 3(f) only with Executive’s consent, except that no consent shall be required to the extent any such amendment is not materially adverse to Executive.

4.                                       TERMINATION OF EMPLOYMENT.

(a)                                  By Employer Not For Cause.

(1)                                  At any time, IH may terminate Executive without Cause (as defined below), effective as of the date specified in a written notice from IH to Executive.  IH may discipline Executive with or without Cause and with or without prior notice.  IH may discipline or dismiss Executive as provided in this Section 4 notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of IH relating to the employment, discipline or termination of its employees.  If Executive’s employment with IH is terminated by IH without Cause, Executive shall be entitled to receive all Base Salary through the date of termination and any accrued and unpaid Bonus for any fiscal year of IH which ended prior to the date of termination, subject to withholding deductions and any other amounts IH is required to withhold or deduct by applicable law.  In addition, Executive shall be entitled to the following severance payments (the “Severance Package”):

(A)                              a portion of the Bonus that would accrue at the end of the calendar year of IH in which such termination occurs, determined pro rata by the percentage of the year worked (the percentage represented by the number of full months employed in the current year divided by twelve) multiplied by the amount of Bonus determined as provided in Section 3(b) at the end of the calendar year in which such termination occurs;

(B)                                equal monthly installments of his Base Salary, payable in accordance with normal payroll practices, commencing on the date of termination for a period of twenty-four (24) months thereafter, or until Executive obtains other employment (but with it being understood that Executive shall be under no duty to seek alternative employment during the Severance Period), whichever first occurs (the “Severance Period”);

(C)                                the continuation of health benefits, to the extent that the same are available under policies held by the Company, during the Severance Period; and

(D)                               reimbursement of outstanding business related expenses through date of termination.

(2)                                  Provided that if IH shall pay to Executive the Severance Package at the times and to the extent as herein provided, Executive agrees that he will provide, from such location or locations and times as Executive may select, up to 10 hours of consulting services per month to IH for a period of thirty-six (36) months after the date of termination (the “Consulting Period”).  Executive agrees that, during the Consulting Period, he will not, without the prior consent of IH, directly or indirectly, have an interest in, be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is in competition with the business of IH in any jurisdiction identified in

Exhibit B attached hereto; provided, however, that the foregoing shall not prevent Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.  Notwithstanding anything herein to the contrary, this Section 4(a)(2) shall be governed by the law of the jurisdiction in which the alleged prohibited activity occurred.  For the avoidance of doubt, the parties acknowledge that the applicability of the immediately preceding sentence may result in the application of a different law for each jurisdiction in which the alleged violations of this Section 4(a)(2) occurred.

(3)                                  IH shall not be obligated to pay any termination payments under Section 4(a) above if Executive breaches the provisions of this Section 4 or Sections 5, 6 or 7 below.

(b)                                 By Employer For Cause.  At any time, and without prior notice (except as otherwise provided in the definition of Cause set forth below), IH may terminate Executive for Cause and the Period of Employment shall be deemed to have ended as of the date Executive ceases to be employed by IH.  IH shall pay Executive all compensation then due and owing; thereafter, all of IH’s obligations under this Agreement shall cease.  IH shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of notice.  For purposes of this Agreement, “Cause” shall mean the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the disinterested directors of the Board:  (i) unsatisfactory performance of Executive’s duties or responsibilities as determined by the Board, provided that IH has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities; (ii) a material breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of thirty (30) days following the date that IH has given Executive written notice thereof; (iii) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with IH or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment; (iv) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving IH or any of its Affiliates; (v) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (vi) intentional infliction of any damage of a material nature to any property of IH or any of its Affiliates; or (vii) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders Executive unfit to serve in his capacity as an officer or employee of IH or its Affiliates.

(c)                                  By Employee.  At any time, Executive may terminate his employment for any reason, with or without cause, by providing IH fourteen (14) days’ advance written notice.  IH shall have the option, in its complete discretion, to make Executive’s termination effective at any time prior to the end of such notice period.  IH shall pay Executive all compensation then due and owing; thereafter, all of IH’s obligations under this Agreement shall cease.  IH shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise.

(d)                                 Termination Upon Death or Permanent Disability.  Executive’s employment with IH shall also terminate upon Executive’s death or permanent mental or physical disability or other incapacity (as determined by the Board in its good faith judgment).  The Period of Employment shall be deemed to have ended as of the date Executive ceases to be employed by IH.  Upon any such termination, IH shall pay Executive (or Executive’s estate or legal representative or guardian) all compensation then due and owing; thereafter, all of IH’s obligations under this Agreement shall cease.  IH shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of notice.

(e)                                  Non-Renewal Notice.  If pursuant to Section 1 hereof IH provides Executive with a Non-Renewal Notice (i) the Period of Employment shall expire pursuant to the terms of Section 1 hereof, and (ii) all of IH’s obligations under this Agreement shall cease and IH shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise.

(f)                                    Termination of Compensation.  Except as otherwise expressly provided herein or under any specific written policy or benefit plan of IH or as expressly required under applicable law (such as COBRA), upon termination or expiration of the Period of Employment (i) all of Executive’s rights to salary, bonuses, employee and other benefits and other compensation hereunder which would have accrued or become payable shall cease and (ii) no other severance compensation or retirement benefits shall be payable by IH to Executive.

(g)                                 General Release and Absence of Breach.  Executive shall not be entitled to receive any payments, benefits or other compensation under this Section 4 unless and until Executive has executed and delivered to IH the General Release substantially in form and substance as set forth in Exhibit A attached hereto, and then only for so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Sections 5, 6 and 7 hereof or breached the provisions of any other agreement between Executive and IH or any of its Affiliates and does not apply for unemployment compensation chargeable to IH during the Severance Period.

(h)                                 No Mitigation.  Except as specifically set forth herein, the payments required to be paid to Executive by IH pursuant to this Section 4 shall not be reduced by or mitigated by amounts which Executive earns or is capable of earning during any period following termination of Executive’s employment.

(i)                                     Termination Obligations.

(1)                                  Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to IH and shall be returned promptly to IH upon termination of the Period of Employment.

(2)                                  Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with IH or any Affiliate.

(3)                                  The representations and warranties contained in this Agreement and Executive’s obligations under this Section 4(i) shall survive the termination of the Period of Employment and the expiration of this Agreement.

(j)                                     For sixty (60) days following any termination of the Period of Employment, Executive shall cooperate in a reasonable manner with IH in all matters relating to the winding up of pending work on behalf of IH and the orderly transfer of work to other employees of IH.  Executive shall also cooperate from time to time during and after the expiration of such 60-day period in the defense of any action brought by any third party against IH that relates in any way to Executive’s acts or omissions while employed by IH.  This specifically excludes claims for indemnification for all necessary expenditures and losses arising out of or resulting from third party actions relating to Executive’s performance or discharge of employment duties by Executive.  The above required time by Executive will be a reasonable amount of time, at reasonable times, subject to Executive’s other commitments.

5.                                       PROPRIETARY INFORMATION OBLIGATIONS.  During the term of employment under this Agreement, Executive will have access to and become acquainted with IH’s and its Affiliates’ confidential and proprietary information, including, but not limited to, information or plans regarding IH’s and its Affiliates’ customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”).  Executive shall not disclose any of IH’s or its Affiliates’ Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for IH or as authorized in writing by IH.  All memoranda, notes, plans, files, records, reports, documents, computer-recorded information, printouts, software, drawings, specifications, equipment and similar items relating to the Proprietary Information, Work Product (as defined below) or the business of IH or its Affiliates, whether prepared by Executive or otherwise coming into his possession or under his control, shall remain the exclusive property of IH or its Affiliates, as the case may be, and shall not be removed from the premises of IH under any circumstances whatsoever without the prior written consent of IH, except when (and only for the period) necessary to carry out Executive’s duties hereunder, and if removed shall be immediately returned to IH upon any termination of his employment; provided, however, that Executive may retain copies of documents reasonably related to his interest as a stockholder and any documents that were personally owned, which copies and the information contained therein Executive agrees not to use for any business purpose.  Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes generally public knowledge or public other than as a result of Executive’s acts or omissions in violation of this Agreement and (ii) information that may be required to be disclosed by applicable law.

6.                                       INVENTIONS AND PATENTS.  Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to any of IH’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by IH (“Work Product”) belong to IH.  Executive will promptly disclose such Work Product to IH and perform all actions requested by IH (whether during or after employment) to establish and confirm such ownership (including without limitation, assignments, consents, powers of attorney and other instruments).

7.                                       NONINTERFERENCE; NONCOMPETITION.

(a)                                  In further consideration of the compensation to be paid to Executive hereunder and IH’s repurchase of Executive’s Shares upon termination or expiration of the Period of Employment (if applicable), Executive acknowledges that in the course of his employment with IH he has and will continue to become familiar with IH’s trade secrets and with other Proprietary Information concerning IH and that his services shall be of special, unique and extraordinary value to IH.  Therefore, Executive agrees that, during the Period of Employment and thereafter for the greater of (i) thirty-six (36) months or (ii) the Severance Period:

(1)                                  Executive will not directly or indirectly solicit any business involving or similar to any existing or planned products marketed by IH from any person or organization which is, or has been, a customer of IH;

(2)                                  Executive will not request or advise any customer, bona fide prospective customer, supplier, licensee, licensor, landlord or other business relation of IH or any Affiliate to withdraw, curtail or cancel its business dealings with IH or any Affiliate (including making any negative statements or communications about IH or any of its Affiliates); and

(3)                                  Executive will not directly or indirectly recruit, hire, solicit or attempt to solicit (other than through advertisements or general solicitations) any person who was an employee of IH or any of its Affiliates at any time during the six-month period immediately prior to the date on which such hiring would take place, or encourage or otherwise cause any employee of IH or any Affiliate to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

(b)                                 In further consideration of the compensation to be paid to Executive hereunder and IH’s repurchase of Executive’s Shares upon termination or expiration of the Period of Employment (if applicable), Executive agrees that, during the Period of Employment and for a period of thirty-six (36) months after the termination of such Period of Employment, he will not, without the prior consent of IH, directly or indirectly, have an interest in, be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is in competition with the business of IH (i) during the Period of Employment, in any location, and (ii) for the thirty-six (36) month period following the termination of the Period of Employment, in any jurisdiction identified in Exhibit B attached hereto; provided, however, that the foregoing shall not prevent Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.  Notwithstanding anything herein to the contrary, this Section 7 shall be governed by the law of the jurisdiction in which the alleged prohibited activity occurred.  For the avoidance of doubt, the parties acknowledge that the applicability of the immediately preceding sentence may result in the application of a different law for each jurisdiction in which the alleged violations of this Section 7 occurred.

(c)                                  If Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 7, IH shall be entitled, in addition to all other available rights and remedies, to withhold any of the amounts agreed to be paid to Executive hereunder and IH shall also be entitled to terminate his employment status hereunder and the provision of any benefits and compensation conditioned upon such status.  If, at the time of enforcement of this Section 7, a court shall hold that the duration or scope restrictions stated herein are unenforceable under circumstances then existing, the parties agree that the maximum duration or scope that is enforceable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

8.                                       ARBITRATION.

(a)                                  Arbitrable Claims.  To the fullest extent permitted by law, all disputes between Executive (and his attorneys, successors, and assigns) and IH (and its Affiliates, stockholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of Executive, and all disputes arising under this Agreement (“Arbitrable Claims”) shall be resolved by arbitration.  All persons and entities specified in the preceding sentence (other than IH and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration.  Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims.  By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

(b)                                 Procedure.  Arbitration of Arbitrable Claims shall be in accordance with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement.  Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based.  Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.  Judgment on the award may be entered in any court having jurisdiction.  Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure.  All arbitration hearings under this Agreement shall be conducted in Los Angeles County.  The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

(c)                                  Arbitrator Selection and Authority.  All disputes involving Arbitrable Claims shall be decided by a single arbitrator.  The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration.  If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules.  The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted.  The fees of the arbitrator and AAA shall be paid by the non-prevailing party.  If the allocation of responsibility for payment of the arbitrator’s fees would render the obligation to arbitrate unenforceable, the parties authorize and agree to instruct the arbitrator to modify the allocation as necessary to preserve enforceability.  The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, arbitrability and whether all or any part of this Agreement is void or unenforceable.

(d)                                 Fees and Expenses.  Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts.  However, attorney fees and costs incurred by the party that prevails in any such arbitration commenced pursuant to this Section 8 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 8 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 8 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate and lawful under the circumstances.  If any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorney fees (with or without expert fees) as part of the costs, the arbitrator shall award reasonable attorney fees (with or without expert fees) to the prevailing party in accord with such statute.  Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator.

(e)                                  Modification of This Agreement.  In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.

(f)                                    Confidentiality.  All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.  All documents filed with the arbitrator or with a court shall be filed under seal.  The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(g)                                 Continuing Obligations.  The rights and obligations of Executive and IH set forth in this Section on Arbitration shall survive the termination of Executive’s employment and the expiration of this Agreement.

9.                                       EXECUTIVE’S REPRESENTATIONS.  Executive hereby represents and warrants to IH that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by IH, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

10.                                 NOTICES.  Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to IH or to Executive at the corresponding address below.  Executive shall be obligated to notify IH in writing of any change in his address.  Notice of change of address shall be effective only when done in accordance with this Section.

If To IH:

Interactive Health, Inc.
3030 Walnut Avenue
Long Beach, CA 90807
Attn: Chief Executive Officer

With a copy to:

Whitney & Co., LLC
177 Broad Street
Stamford, CT 06901
Attn:	Daniel J. O’Brien
Michael C. Salvator

And:

Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, CA 90067-3026
Attn:	Jonathan K. Layne

If To Executive:

Hans Dehli
32826 Leah Drive
Dana Point, CA 92629
Telephone No.: (949) 661-6386

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

11.                                 ACTION BY IH.  All actions required or permitted to be taken under this Agreement by IH, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by a designee of Whitney & Co., LLC or by his or her representative specifically authorized in writing to fulfill these obligations under this Agreement.

12.                                 ENTIRE AGREEMENT.  This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by IH.  This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive (including, without limitation, the employment agreement between Executive and Interactive Health LLC, dated September 24, 1998, which shall be terminated and of no further force or effect as of the date of the execution and delivery of this Agreement except as expressly provided in Section 3(b) hereof), and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies, or procedures of IH, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

13.                                 AMENDMENTS; WAIVERS.  This Agreement may not be amended except by an instrument in writing, signed by each of the parties.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

14.                                 ASSIGNMENT; SUCCESSORS AND ASSIGNS.  Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement.  Any such purported assignment, transfer, or delegation shall be null and void.  Nothing in this Agreement shall prevent the consolidation of IH with, or its merger into, any other entity, or the sale by IH of all or substantially all of its assets, or the assignment by IH of any rights or obligations under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement

15.                                 SEVERABILITY.  If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, illegal, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

16.                                 COUNTERPARTS.  This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

17.                                 REMEDIES.  In addition and supplementary to other rights and remedies existing in its favor, Executive may apply to the court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, including Sections 5, 6 and 7 hereof.

18.                                 ATTORNEYS’ FEES.  In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

19.                                 CHOICE OF LAW.  Except as expressly provided in Sections 4(a)(2) and 7(b), all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of California, without giving effect to principles of conflicts of law.

20.                                 INTERPRETATION.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

21.                                 EMPLOYEE ACKNOWLEDGMENT.  Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.

INTERACTIVE HEALTH, INC.

/s/ Kevin A. Smith

By:	Kevin Smith
Its:	Vice President

EXECUTIVE

/s/ Hans Dehli

Hans Dehli

Exhibit A

GENERAL RELEASE

I, Hans Dehli, in consideration of and subject to the performance by Interactive Health, Inc., a Delaware corporation (together with its parent and subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of [                ] (the “Employment Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.               I understand that any payments or benefits paid or granted to me under Section 4(a) of the Employment Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 4(a) of the Employment Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.               Except as provided in paragraphs 4 and 13 below and except for the provisions of the Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected or unsuspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, including, without limitation, those which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).  The terms and provisions of the foregoing paragraph mutually bind the Company.

3.               I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.               I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.               In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims.  I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.               I represent that I am not aware of any claim by me other than the claims that are released by this Agreement.  I acknowledge that I am familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Being aware of such provisions of law, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

7.               I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.               I agree that I will forfeit all amounts payable by the Company pursuant to the Employment Agreement if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Employment Agreement.

9.               I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.         Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.         I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding.  I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments.  I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

12.         I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained.  I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.  The terms and provisions of the foregoing paragraph mutually bind the Company.

13.         Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims (i) arising out of any breach by the Company or by any Released Party of the Employment Agreement after the date hereof, (ii) arising out of any breach by the Company or by any Released Party of the Securities Purchase Agreement (as defined in the Employment Agreement) or any of the documents executed by me at the Closing (as defined in the Securities Purchase Agreement) or the transactions contemplated thereby (other than the Employment Agreement) after the date hereof, (iii) to which I would otherwise be entitled pursuant to any employee benefit plan, including any 401(k) plan, of the Company or (iv) to indemnification for which I may be entitled as a former officer or director of the Company under its charter and/or bylaws and/or other constituent documents so long as I am otherwise entitled to be indemnified as authorized thereunder.

14.         Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)                                     I HAVE READ IT CAREFULLY;

(ii)                                  I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)                               I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)                              I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)                                 I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                                      ,             TO CONSIDER IT AND THE CHANGES MADE SINCE THE                                  ,             VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)                              THE CHANGES TO THE AGREEMENT SINCE                                    ,               EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)                           I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)                        I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)                                I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

Hans Dehli

Exhibit B

Anywhere in the world.